Exhibit 99.1

Contact:	Janie Maddox
Post Properties, Inc.
(404) 846-5056
Post Properties Announces Fourth Quarter 2005 Earnings
Announces Earnings Guidance for 2006
Investor/Analyst Conference Call Scheduled for February 7, 2006 at 10:00 a.m. EST
ATLANTA, February 6, 2006 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $3.7 million for the fourth quarter of 2005, compared to a net loss of $16.4 million for the fourth quarter of 2004. On a diluted per share basis, net income available to common shareholders was $0.09 for the fourth quarter of 2005 compared to a net loss of $0.41 for the fourth quarter of 2004.
Net income available to common shareholders was $134.3 million for the year ended December 31, 2005, compared to $76.4 million for the year ended December 31, 2004. On a diluted per share basis, net income available to common shareholders was $3.34 for the year ended December 31, 2005, compared to $1.92 for the year ended December 31, 2004.
The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income (loss) is included in the financial data (Table 1) accompanying this press release.
FFO for the fourth quarter of 2005 totaled $20.9 million, or $0.49 per diluted share, compared to $2.9 million, or $0.07 per diluted share, for the fourth quarter of 2004. The Company’s reported FFO for the fourth quarter of 2005 included a $0.8 million, or $0.02 per diluted share, charge relating to the estimated increased costs associated with long-term severance arrangements.
The Company’s reported FFO for the fourth quarter of 2004 included non-cash losses on early extinguishment of debt and asset impairment charges as well as a charge for the termination of a debt remarketing agreement. A reconciliation of FFO to FFO excluding certain items and charges is included in the financial data (Table 1) accompanying this press release.
FFO for the year ended December 31, 2005 totaled $83.5 million, or $1.95 per diluted share, compared to $50.6 million, or $1.19 per diluted share, for the year ended December 31, 2004. The Company’s reported FFO for the year ended December 31, 2005 included a gain of approximately $5.3 million, or $0.12 per diluted share, relating to the sale of its investment in privately-held Rent.com, a $3.2 million, or $0.08 per diluted share, non-cash loss on the early extinguishment of tax-exempt secured indebtedness assumed in connection with asset sales and the termination of related interest rate cap agreements and a $0.8 million, or $0.02 per diluted share, charge for severance costs recorded in the fourth quarter of 2005, as discussed above.
The Company’s reported FFO for the year ended December 31, 2004 included non-cash losses on early extinguishment of debt, asset impairment charges and non-cash redemption costs on preferred stock and units as well as a charge for the termination of a debt remarketing agreement. A reconciliation of FFO to FFO excluding certain items and accounting charges is included in the financial data (Table 1) accompanying this press release.
Said David Stockert, CEO and President of Post Properties, “Strong results in the fourth quarter capped a very solid year for Post, with our rental apartment and for-sale condominium businesses performing ahead of our expectations. Market conditions remain favorable and we expect to experience upward momentum in rents, due to ongoing job growth, in-migration, household formation and moderate levels of supply in our primary markets. During 2005, we continued to execute our business plan to shape the uniform high quality and cash flow diversity of our portfolio, and to strengthen our balance sheet. In addition to launching a new for-sale condominium business, we also acquired several parcels of land for development and increased the size and capability of our Investment Group, all in order to establish an ongoing pipeline of value creating opportunities in development, acquisitions, redevelopments and renovations. Finally, in 2005, we successfully deployed a new web-based operating software platform that is the foundation upon which we are building new internet leasing, customer contact, centralized procurement and revenue management capabilities.”
Mature (Same Store) Community Data
For the fourth quarter of 2005, average economic occupancy at the Company’s 52 mature (same store) communities, containing 19,675 apartment units, was 95.6%, compared to 93.2% for the fourth quarter of 2004.
Total revenues for the mature communities increased 5.2% during the fourth quarter of 2005, compared to the fourth quarter of 2004, and operating expenses increased 2.7%, producing a 6.7% increase in same store net operating income (NOI), or $2.5 million. Excluding the impact of straight-lining long-term ground lease expense, operating expenses for the mature communities increased 1.3% during the fourth quarter of 2005, compared to the fourth quarter of 2004, and same store NOI increased 7.5% between periods.
On a sequential basis, total revenues for the mature communities increased 0.1%, and operating expenses decreased 5.7%, producing a 3.9% increase in same store NOI for the fourth quarter of 2005, compared to the third quarter of 2005. Property operating expenses were impacted favorably in the fourth quarter of 2005 by adjustments to accruals for property taxes and insurance to reflect actual costs of these expenses which were less than previous estimates. For the fourth quarter of 2005, average economic occupancy at the mature communities was 95.6% compared to 95.1% for the third quarter of 2005.
Total revenue for the mature communities increased 2.9% during the year ended December 31, 2005, compared to the year ended December 31, 2004, and operating expenses increased 3.1%, producing a 2.9% increase in same store NOI, or $4.3 million. Excluding the impact of straight-lining long-term ground lease expense, operating expenses for the mature communities increased 1.7% during the year ended December 31, 2005, compared to the year ended December 31, 2004, and same store NOI increased 3.7% between periods.
Same store NOI and same store NOI, excluding straight-line long-term ground lease expense, are supplemental non-GAAP financial measures. A reconciliation of these measures to the comparable GAAP financial measures is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.
Condominium Activity
Existing Condominium Activity
The Company is converting two apartment communities to condominiums through a taxable REIT subsidiary: 588™, comprised of 127 units located in the Uptown submarket of Dallas, TX, and The Peachtree Residences™, a 19-story, 121-unit high-rise located in the Buckhead submarket of Atlanta, GA. The Peachtree Residences™ is owned through an unconsolidated joint venture in which the Company’s interest is 35%.
During the three months and year ended December 31, 2005, the Company closed the sales of 21 units and 103 units, respectively, at 588™ for aggregate gross sales prices of approximately $6.0 million and $26.6 million, respectively; and closed the sales of 20 units and 45 units, respectively, at The Peachtree Residences™ for aggregate gross sales prices of approximately $5.9 million and $15.1 million, respectively. As of January 30, 2006, the Company in the aggregate had closed or had under contract 116 units at 588™ and 61 units at The Peachtree Residences™. In addition, to date the Company has entered into contracts to sell 77 units at the Condominiums at Carlyle SquareTM, a 145-unit for-sale condominium development located within the master-planned Carlyle submarket in the Washington, D.C. suburb of Alexandria, VA. The first condominium units at that development are expected to be delivered in late 2006 or early 2007. There can be no assurance that condominium units under contract will close.
During the three months and year ended December 31, 2005, the Company recognized approximately $1.1 million, or $0.02 per diluted share, and $9.2 million, or $0.21 per diluted share, respectively, of incremental gains on condominium sales in FFO, net of provision for income taxes. Such gains are reported as gains on sales of real estate assets in discontinued operations and in the equity in earnings of unconsolidated entities in the Company’s consolidated statements of operations. In addition, during the three months and year ended December 31, 2005, the Company recognized in continuing operations certain sales and marketing costs which are not capitalized totaling approximately $162,000 and $531,000, respectively, associated with The Condominiums at Carlyle Square™ development.
New Condominium Activity
Post also recently announced that it has begun the conversion into for-sale condominium homes, through a taxable REIT subsidiary, of 206 units at Post Harbour Place™ in Tampa, FL, which will be renamed, Harbour Place City HomesTM, and 143 units at Post Midtown Square® in Houston, TX, which will be renamed, RISETM. The Company expects to begin closing the sale of condominium homes at these projects in the second quarter of 2006.
Development and Other Investment Activity
Development Activity and Land Acquisition
As of year end 2005, the Company’s aggregate development pipeline was approximately $100 million. The Company also owns or has under contract land that will allow for the development of more than 4,000 multifamily units. This undeveloped land is located in Atlanta, GA, Dallas, TX, metropolitan Washington D.C., Houston, TX and Tampa FL. The Company expects to begin actual development of the land sites discussed above in 2006 and 2007. The Company anticipates that its aggregate development pipeline could exceed $300 million by year end 2006.
The Company today announced that, in January 2006, it entered into a joint venture with a consortium of developers comprised of an office and industrial REIT, a private office developer, and a private condominium developer. The venture acquired an approximately 4-acre parcel of land located in the Buckhead submarket of Atlanta, GA, and plans to develop two mixed-use, high-rise buildings on the site. One tower will include for-sale condominiums and the second tower will include for-sale condominiums, office space and retail amenities. The condominium portion of the project will be developed through a joint venture between Post and the private condominium developer.
Acquisition, Dispositions and Portfolio Balancing
During 2005, the Company sold six apartment communities, with an average age of 19 years, for gross proceeds of approximately $232 million, and acquired a two-year old community for a gross purchase price of approximately $37 million. The remaining proceeds from asset sales were used to fund development, acquire land, pay down debt and repurchase common stock.
During 2006, the Company intends to market for sale its Post Uptown Square™ apartment community in Denver, CO and exit that market. The Company expects to utilize sales proceeds to reinvest in the Company’s other core markets in an effort to continue building its presence in those markets. This is consistent with the Company’s strategy of rebalancing its portfolio around selected core markets in the Southeast, the Southwest and the Mid-Atlantic to leverage the Post® brand and improve operating efficiencies.
In this regard, the Company today is announcing plans to re-orient its strategic investment activities in the Southwest around three primary Texas markets: Dallas, Houston, and Austin. The Company plans to re-establish its presence in the Austin, TX market and recently entered into a development agreement with Ardent Residential whose principals have over ten years experience in developing quality multifamily properties in Austin, TX. Together with Ardent, the Company plans to be opportunistic in seeking multifamily development and acquisition opportunities in the Austin market.
Community Renovation Program
The Company also announced today that it plans to commence a rehabilitation program which will focus on updating and repositioning several of its older properties located in strong in-fill submarkets, in order to better position those assets for future growth. During 2006, the Company plans to commence the renovations of two apartment communities which have an average age of approximately 14 years: Post Chastain®, a 558-unit community located in the Buckhead submarket of Atlanta, GA, and Post Worthington™, a 332-unit community located in the Uptown submarket of Dallas, TX. The Company plans to invest approximately $25,000 to $30,000 per unit in these properties. Extensive renovations are expected to include upgrades in all unit interiors including granite kitchen and bath countertops, cabinets, flooring, appliances, painting and lighting; landscape and common areas, including leasing, business and fitness centers and pool areas; and exteriors, including painting. The Company expects that these rehabilitations will be moderately dilutive during the renovation period as units are taken off-line and staged for construction. The Company will not include these two communities in its same store portfolio in 2006.
Financing Activity
Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 44.5% at December 31, 2005. Variable rate debt as a percentage of total debt was 13.2% at December 31, 2005. As of December 31, 2005, the Company had outstanding borrowings of approximately $101.4 million on its combined $370 million unsecured lines of credit.
A computation of debt ratios and reconciliation of the ratios to the appropriate GAAP measures in the Company’s financial statements is included in the financial data (Table 4) accompanying this press release.
Stock Repurchase Program
During the fourth quarter of 2005, the Company repurchased 282,000 shares of its common stock totaling approximately $9.9 million under 10b5-1 stock purchase plans, the most recent of which will expire on February 28, 2006. These shares were repurchased at an average price of $35.23 per share.
During the year ended December 31, 2005, the Company repurchased 1,030,600 shares of its common stock totaling approximately $34.4 million under 10b5-1 stock purchase plans at an average price of $33.38 per share.
2006 Outlook
The estimates and assumptions presented below are forward-looking and are based on the Company’s current and future expected view of apartment market and general economic conditions as well as other risks outlined below. There can be no assurance that condominiums or assets being marketed for sale will close, that the Company will successfully reinvest sales proceeds in assets that demonstrate better growth potential, that future developments will commence as planned or that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.
Based on its initial financial outlook for 2006, the Company expects that net income per share for the full year 2006 will be in the range of $1.10 to $1.40 per diluted share and that FFO will be in the range of $1.85 to $2.01 per diluted share.
A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for 2006 is included in the financial data (Table 5) accompanying this press release.

The Company’s outlook is based on its expectation that apartment market fundamentals will continue to improve throughout 2006, as a result of increased demand stemming from ongoing job growth and continued strength in the overall U.S. economy, increased mortgage interest rates and single-family housing prices which have decreased the affordability of housing, and the expectation of a relatively moderate level of supply of new market-rate apartments in the primary markets and submarkets where the Company operates.
Same Store Communities
The Company’s 2006 same store portfolio is expected to consist of 51 communities, containing 18,787 apartment units. Same store operating assumptions included in the Company’s 2006 earnings guidance are as follows:
•	Total revenue is expected to increase in a range of 4.5% to 5.0%, compared to 2005

•	Total operating expenses are expected to increase in a range of 4.2% to 4.8%, compared to 2005

•	NOI is expected to increase in a range of 4.3% to 5.3%, compared to 2005
The Company expects that the primary drivers of its increase in same store operating expenses will be personnel expenses, property taxes, utilities expenses, and the cost of new technology initiatives, including implementing new customer contact centers and rolling out yield management (pricing) software in 2006.
A 1% increase or decrease in same store NOI for 2006 would positively or negatively impact FFO by approximately $0.04 per diluted share.
The Company expects recurring capital expenditures relating to its same store portfolio will be approximately $460 per unit in 2006, compared to $446 per unit in 2005. The Company continues to invest capital in the remodeling and updating of leasing offices, amenity areas and model apartments.
Disposition and Acquisition Activity
The Company expects to generate net sales proceeds from the sale of its Post Uptown Square™ community in Denver, CO of at least $100 million. The timing and amount of this asset sale, and the related capital reinvestment activities, could significantly impact short-term operating results. There can be no assurance, however, that the sale of this asset will close.
The Company expects to reinvest asset sales proceeds to acquire operating apartment communities in other markets in which it operates, to fund its development pipeline, to repay a portion of its debt or to repurchase shares of its common stock.
As a result of the Company’s planned 2006 asset sale, the Company currently expects to realize net GAAP accounting gains in a range of $0.44 to $0.51 per diluted share.
Condominium Conversion Activity
The Company expects to substantially complete the sale of remaining homes in its two condominium conversion projects that commenced sales in 2005 through a taxable REIT subsidiary: 588™ in Dallas, TX and The Peachtree Residences™ in Atlanta, GA (owned through an unconsolidated joint venture in which the Company’s interest is 35%).
The Company expects to begin sales of condominium homes at its Harbour Place City HomesTM project in Tampa, FL and its RISETM project in Houston, TX in the second quarter of 2006. The Company also expects to begin closings of condominium home sales at its Condominiums at Carlyle Square™ development in Alexandria, VA in late 2006 or early 2007.

As a result of condominium home sales, the Company expects to realize net GAAP accounting gains, net of provision for income taxes, in 2006 in a range of $0.48 to $0.57 per diluted share and expects to realize incremental condominium profits in FFO, net of provision for income taxes, in a range of $0.11 to $0.17 per diluted share.
During 2005, the Company’s incremental condominium profits benefited from approximately $9 million of net operating loss carryforwards at its taxable REIT subsidiaries. The Company’s income tax provision was approximately $0.6 million, or $0.01 per diluted share, in 2005 resulting from federal alternative minimum tax and state income taxes. The Company expects that the majority of its condominium profit at its taxable REIT subsidiaries will be subject to federal and state income taxes in 2006.
On a pre-tax basis, the Company expects to realize incremental condominium profits in FFO in 2006 in a range of $0.14 to $0.23 per diluted share, compared to $0.22 per diluted share in 2005.
Development Activity
Based on the Company’s development pipeline discussed above, the Company expects to incur approximately $120 million to $170 million in development and construction costs during 2006.
Financing and Capital Activity
The Company expects to utilize asset sales proceeds and borrowings from its unsecured revolving line of credit to repay the approximately $121 million of debt that matures or becomes available for prepayment in 2006 ($50 million in March, $25 million in October and $46 million in December). The average effective interest rate on this $121 million of debt is approximately 6.10%. The Company expects to issue approximately $150 to $250 million of new debt in 2006, depending on the amount and timing of the Company’s capital needs and general credit market conditions.
The Company expects interest rates to increase in 2006, and its forecast assumes that LIBOR will increase to approximately 5.0% to 5.25% by the end of 2006.
Overhead Expenses
The Company expects that, in the aggregate, general and administrative expenses, development costs, net of costs directly capitalizable to development projects, and property management expenses will be flat to slightly down in 2006, as compared to 2005.
Dividend
For the full year of 2006, the Company expects to maintain its current quarterly dividend payment rate to common shareholders of $0.45 per share ($1.80 per share for the full year). At this dividend rate, the Company expects that net cash flows from operations, reduced by annual operating capital expenditures, will not be sufficient to fund the dividend payments to common and preferred shareholders by approximately $10 million to $15 million. The Company expects that its current dividend will be necessary to distribute the amount of its 2006 taxable income (including capital gains) necessary to maintain its REIT status under the Internal Revenue Code. The Company intends to use the proceeds from asset sales in part to fund the additional cash flow necessary to fully fund the dividend payments to common shareholders.

First Quarter 2006 Outlook
For the first quarter of 2006, the Company expects that its net income (loss) per share will be in the range from a $0.01 net loss per diluted share to net income of $0.04 per diluted share and that FFO will be in the range of $0.40 to $0.44 per share.
The estimates of per share FFO for the first quarter of 2006 are also based on the following assumptions: an expected decline in same store NOI of 3.4% to 4.3% sequentially, compared to the fourth quarter 2005, based primarily on revenues that are expected to increase 0.1% to 0.5% sequentially and operating expenses that are expected to increase 7.2% to 7.8% sequentially; incremental profit from condominium sales that are expected to be $0.01 to $0.02 per diluted share; and general and administrative expenses, investment and development costs, and property management expenses that, in the aggregate, are expected to increase modestly compared to the fourth quarter of 2005. Same store property operating expenses are expected to increase at a higher rate sequentially in the first quarter, compared to the fourth quarter of 2005, due primarily to the resetting of annual accruals for property taxes and insurance. For the full year 2006, same store property operating expenses are expected to increase in a range of 4.2% to 4.8%.
A reconciliation of forecasted net income (loss) per diluted share to forecasted FFO per diluted share for the first quarter of 2006 is included in the financial data (Table 5) accompanying this press release.
Supplemental Financial Data
The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the investor relations section of the Company’s web site at www.postproperties.com.
The ability to access the attachments on the Company’s web site requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.
Non-GAAP Financial Measures and Other Defined Terms
The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, FFO and AFFO excluding certain accounting charges, certain debt statistics and ratios and economic gains on property sales. The definitions of these non-GAAP financial measures are summarized below and on page 23 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.
Funds from Operations — The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.
Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income (loss) available to common shareholders” is the most directly comparable GAAP measure to FFO.
Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of straight-line, long-term ground lease expense. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income (loss) available to common shareholders” is the most directly comparable GAAP measure to AFFO.
Property Net Operating Income – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI. The Company also uses property NOI, excluding the impact of straight-line, long-term ground lease expense, as an operating measure. This measure is particularly useful, in the opinion of the Company, in evaluating the comparative performance of NOI between periods, since the Company began straight-lining ground lease expense in 2005.
Same Store Capital Expenditures – The Company uses same store recurring and non-recurring capital expenditures as cash flow measures. Same store recurring and non-recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store recurring and non-recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store recurring and non-recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store recurring and non-recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “recurring capital expenditures” and “non-recurring capital expenditures.”
FFO and AFFO Excluding Certain Charges – The Company uses FFO and AFFO excluding certain items and charges, such as severance charges, preferred stock and unit redemption costs, losses on early extinguishment of debt associated with asset sales, gains on the sale of technology investments, and asset impairment charges as operating measures. The Company reports FFO and AFFO excluding certain items and charges as alternative financial measures of core operating performance. The Company believes FFO and AFFO before certain items and charges are informative measures for comparing operating performance between periods and for comparing operating performance to other companies that have not incurred such items and charges. The Company further believes that certain items and charges of the nature incurred in 2005 and 2004 are not necessarily repetitive in nature and that it is therefore meaningful to compare operating performance using alternative, non-GAAP measures. The Company adjusts FFO and AFFO for losses on early extinguishment of debt and preferred stock and unit redemption costs because these items result from financing transactions that are not related to core business performance. The Company further adjusts FFO and AFFO for gains on sales of technology investments, asset impairment charges and severance charges because these items are not expected to be repetitive over the long-term and it is therefore meaningful to compute operating performance using adjusted, non-GAAP measures. In addition to the foregoing, the Company believes the investment and analyst communities desire to understand the meaningful components of the Company’s performance and that these non-GAAP measures assist in providing such supplemental measures. The Company believes that the most directly comparable GAAP financial measures to FFO and AFFO, excluding certain charges, is the line on the Company’s consolidated statements of operations entitled “net income (loss) available to common shareholders.”
Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.
Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.
Conference Call Information
The Company will hold its quarterly conference call on Tuesday, February 7, 2006, at 10 a.m. EST. The telephone numbers are 800-289-0572 for US and Canada callers and 913-981-5543 for international callers. The access code is 9691848. The conference call will be open to the public and can be listened to live on Post’s web site at www.postproperties.com under corporate information/investor information. The replay will begin at 1:00 p.m. EST on February 7, 2006, and will be available until Monday, February 13. 2006, at 11:59 p.m. EST. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 9691848. A replay of the call also will be archived on Post’s web site under corporate information/investor information. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations section of the Company’s web site at www.postproperties.com.
Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post®

branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.
Post Properties owns 21,442 apartment homes in 58 communities, including 545 apartment units in two communities held in unconsolidated entities and 205 apartment units in one community currently under construction. The Company is also developing 145 for-sale condominium homes and is converting 597 apartment units in four communities (including 121 units in one community held in an unconsolidated entity) into for-sale condominium homes through a taxable REIT subsidiary.
Forward Looking Statement:
Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company’s anticipated performance for the three months ended March 31, 2006 and the year ending December 31, 2006 (including the Company’s assumptions for such performance and expected levels of costs and expenses to be incurred in 2006), anticipated condominium conversion, development and sales activities, anticipated apartment community sales activity and the use of net proceeds expected therefrom, anticipated future acquisition and development activities, anticipated future benefits from rehabilitation activities, anticipated debt refinancing and the anticipated dividend level for 2006. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
The following are some of the factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements: future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the Company’s ability to obtain financing or self-fund the development or acquisition of additional multifamily rental and for-sale housing; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; uncertainties associated with the Company’s expansion into the condominium conversion and for-sale housing business; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission and uncertainties of litigation; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s annual report on Form 10-K dated December 31, 2004 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights
(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
OPERATING DATA
Revenues from continuing operations	$76,033	$71,326	$296,803	$282,784
Net income (loss) available to common shareholders	$3,677	$(16,416)	$134,311	$76,368
Funds from operations available to common shareholders and unitholders (Table 1)	$20,918	$2,889	$83,483	$50,568
Funds from operations available to common shareholders and unitholders, excluding certain items and charges (Table 1)	$21,714	$19,122	$82,232	$75,081

Weighted average shares outstanding — diluted	41,513	40,025	40,217	39,777
Weighted average shares and units outstanding — diluted	43,060	42,524	42,353	42,474

PER COMMON SHARE DATA — DILUTED
Net income (loss) available to common shareholders	$0.09	$(0.41)	$3.34	$1.92

Funds from operations available to common shareholders and unitholders (Table 1)(1)	$0.49	$0.07	$1.95	$1.19

Funds from operations available to common shareholders and unitholders, excluding certain items and charges (Table 1)(1)	$0.50	$0.45	$1.92	$1.76

Dividends declared	$0.45	$0.45	$1.80	$1.80

(1)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 604 and 286 shares and units for the three months ended December 31, 2005 and 2004, respectively, and 400 and 115 shares and units for the twelve months ended December 31, 2005 and 2004, respectively. Such dilutive securities were antidilutive to the income per share computations in the three months ended December 31, 2004 and the twelve months ended December 31, 2005 and 2004, since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles for such periods.

Table 1
Reconciliation of Net Income (Loss) Available to Common Shareholders to
Funds From Operations Available to Common Shareholders and Unitholders
(Unaudited; in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income (loss) available to common shareholders	$3,677	$(16,416)	$134,311	$76,368
Minority interest of common unitholders — continuing operations	135	(1,122)	(53)	(2,586)
Minority interest in discontinued operations	(624)	(159)	7,152	7,764
Depreciation on wholly-owned real estate assets, net	17,605	20,253	73,189	81,433
Depreciation on real estate assets held in unconsolidated entities	224	333	969	1,328
Gains on sales of real estate assets, net of provision for income taxes — discontinued operations	(984)	—	(140,643)	(113,739)
Incremental gains on condominium sales, net of provision for income taxes (1)	984	—	8,811	—
Gains on sales of real estate assets — unconsolidated entities	(167)	—	(612)	—
Incremental gains on condominium sales — unconsolidated entities (1)	68	—	359	—

Funds from operations available to common shareholders and unitholders, as defined	20,918	2,889	83,483	50,568
Severance charges (2)	796	—	796	—
Gain on sale of technology investment	—	—	(5,267)	—
Loss on early extinguishment of indebtedness associated with property sales	—	4,011	3,220	8,139
Termination of debt remarketing agreement (interest expense)	—	10,615	—	10,615
Asset impairment charge	—	1,607	—	2,233
Redemption costs on preferred stock and units	—	—	—	3,526

Funds from operations available to common shareholders and unitholders, excluding certain items and charges	$21,714	$19,122	$82,232	$75,081

Weighted average shares and units outstanding — diluted (3)	43,060	42,811	42,752	42,589

Funds from operations — per share and unit — diluted (3)	$0.49	$0.07	$1.95	$1.19

Funds from operations, excluding certain items and charges — per share and unit (3)	$0.50	$0.45	$1.92	$1.76

(1)	The Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. See page 16 of the Supplemental Financial Data for further detail.

(2)	In the fourth quarter of 2005, the Company recorded additional expenses of $796 relating to changes in the estimated future costs of certain benefits granted to former executive officers under prior employment or settlement agreements. The estimated future cost increases primarily relate to increased fuel and other operating costs and expenses associated with certain fractional aircraft benefits provided to such executives.

(3)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 604 and 286 shares and units for the three months ended December 31, 2005 and 2004, respectively, and 400 and 115 shares and units for the twelve months ended December 31, 2005 and 2004, respectively. Such dilutive securities were antidilutive to the income per share computations in the three months ended December 31, 2004 and the twelve months ended December 31, 2005 and 2004, since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles.

Table 2
Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(Unaudited; In thousands)

	Three months ended			Twelve months ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2005	2004	2005	2005	2004
Total same store NOI	$40,235	$37,708	$38,708	$153,423	$149,146
Property NOI from other operating segments	2,982	1,532	2,761	9,115	5,285

Consolidated property NOI	43,217	39,240	41,469	162,538	154,431
Add (subtract):
Other revenues	59	64	64	255	1,000
Interest income	78	177	230	661	817
Minority interest in consolidated property partnerships	28	133	34	239	671
Depreciation	(18,352)	(19,790)	(18,950)	(76,248)	(79,473)
Interest expense	(13,558)	(15,874)	(14,455)	(58,898)	(63,552)
Amortization of deferred financing costs	(954)	(1,030)	(991)	(4,661)	(4,304)
General and administrative	(4,799)	(4,291)	(4,567)	(18,307)	(18,205)
Investment, development and other expenses	(1,136)	(603)	(1,432)	(5,242)	(2,930)
Termination of debt remarketing agreement (interest expense)	—	(10,615)	—	—	(10,615)
Loss in early extinguishment of indebtedness	—	(4,011)	—	—	(4,011)
Severance charges	(796)	—	—	(796)	—
Equity in income of unconsolidated entities	472	241	593	1,767	1,083
Gain on sale of technology investment	—	—	—	5,267	—
Minority interest of preferred unitholders	—	—	—	—	(3,780)
Minority interest of common unitholders	(135)	1,122	(12)	53	2,586

Income (loss) from continuing operations	4,124	(15,237)	1,983	6,628	(26,282)
Income from discontinued operations	1,462	730	71,258	135,320	114,501

Net income (loss)	$5,586	$(14,507)	$73,241	$141,948	$88,219

Table 3
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Three months ended,					4Q ’05
	December 31,	December 31,	September 30,	4Q ‘04	3Q ‘05	% Same
	2005	2004	2005	% change	% change	Store NOI
Rental and other revenues
Atlanta	$29,017	$28,167	$28,988	3.0%	0.1%
Dallas	11,906	11,291	12,029	5.4%	(1.0)%
Tampa	6,659	6,204	6,555	7.3%	1.6%
Washington, DC	5,868	5,530	5,831	6.1%	0.6%
Charlotte	3,399	3,154	3,419	7.8%	(0.6)%
Houston	2,613	2,374	2,559	10.1%	2.1%
Denver	2,035	1,928	2,094	5.5%	(2.8)%
New York	1,354	1,168	1,330	15.9%	1.8%
Orlando	975	873	931	11.7%	4.7%

Total rental and other revenues	63,826	60,689	63,736	5.2%	0.1%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta (1)	10,235	9,652	10,684	6.0%	(4.2)%
Dallas	5,250	5,092	5,411	3.1%	(3.0)%
Tampa	2,560	2,862	2,655	(10.6)%	(3.6)%
Washington, DC (1)	1,877	1,646	1,974	14.0%	(4.9)%
Charlotte	995	1,048	1,141	(5.1)%	(12.8)%
Houston	1,158	1,164	1,723	(0.5)%	(32.8)%
Denver	703	701	729	0.3%	(3.6)%
New York	394	434	353	(9.2)%	11.6%
Orlando	419	382	358	9.7%	17.0%

Total (1)	23,591	22,981	25,028	2.7%	(5.7)%

Net operating income
Atlanta (1)	18,782	18,515	18,304	1.4%	2.6%	46.7%
Dallas	6,656	6,199	6,618	7.4%	0.6%	16.5%
Tampa	4,099	3,342	3,900	22.7%	5.1%	10.2%
Washington, DC (1)	3,991	3,884	3,857	2.8%	3.5%	9.9%
Charlotte	2,404	2,106	2,278	14.2%	5.5%	6.0%
Houston	1,455	1,210	836	20.2%	74.0%	3.6%
Denver	1,332	1,227	1,365	8.6%	(2.4)%	3.3%
New York	960	734	977	30.8%	(1.7)%	2.4%
Orlando	556	491	573	13.2%	(3.0)%	1.4%

Total same store NOI (1)	$40,235	$37,708	$38,708	6.7%	3.9%	100.0%

See footnotes on page 15.

Table 3 (con’t)
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Twelve months ended,
	December 31,	December 31,
	2005	2004	% change
Rental and other revenues
Atlanta	$114,473	$113,158	1.2%
Dallas	46,868	45,177	3.7%
Tampa	25,923	24,432	6.1%
Washington, DC	23,068	21,899	5.3%
Charlotte	13,299	12,779	4.1%
Houston	9,992	9,725	2.7%
Denver	8,103	7,932	2.2%
New York	5,158	4,856	6.2%
Orlando	3,699	3,472	6.5%

Total rental and other revenues	250,583	243,430	2.9%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta (2)	42,236	41,157	2.6%
Dallas	21,048	20,653	1.9%
Tampa	10,379	10,501	(1.2)%
Washington, DC (2)	7,960	6,958	14.4%
Charlotte	4,242	4,230	0.3%
Houston	5,468	4,794	14.1%
Denver	2,748	2,888	(4.8)%
New York	1,511	1,559	(3.1)%
Orlando	1,568	1,544	1.6%

Total (2)	97,160	94,284	3.1%

Net operating income
Atlanta (2)	72,237	72,001	0.3%
Dallas	25,820	24,524	5.3%
Tampa	15,544	13,931	11.6%
Washington, DC (2)	15,108	14,941	1.1%
Charlotte	9,057	8,549	5.9%
Houston	4,524	4,931	(8.3)%
Denver	5,355	5,044	6.2%
New York	3,647	3,297	10.6%
Orlando	2,131	1,928	10.5%

Total same store NOI (2)	$153,423	$149,146	2.9%

(1)	Excluding the impact of straight-lining long-term ground lease expense of $142 in Atlanta and $168 in Washington, D.C. property operating and maintenance expenses (exclusive of depreciation and amortization) would have been $10,093, $1,709 and $23,281, in Atlanta, Washington, D.C. and in total, respectively, and would have increased 4.6%, 3.8% and 1.3% in Atlanta, Washington, D.C. and in total, respectively, for the fourth quarter of 2005, compared to the fourth quarter of 2004. Excluding the impact of straight-lining long-term ground lease expense, NOI would have been $18,924, $4,159 and $40,545, in Atlanta, Washington, D.C. and in total, respectively, and would have increased 2.2%, 7.1% and 7.5% in Atlanta, Washington, D.C. and in total, respectively, for the fourth quarter of 2005, compared the fourth quarter of 2004.

(2)	Excluding the impact of straight-lining long-term ground lease expense of $571 in Atlanta and $680 in Washington, D.C. property operating and maintenance expenses (exclusive of depreciation and amortization) would have been $41,665, $7,280 and $95,909, in Atlanta, Washington, D.C. and in total, respectively, and would have increased 1.2%, 4.6% and 1.7% in Atlanta, Washington, D.C. and in total, respectively, for the twelve months ended December 31, 2005, compared to the same period in the prior year. Excluding the impact of straight-lining long-term ground lease expense, NOI would have been $72,808, $15,788 and $154,674, in Atlanta, Washington, D.C. and in total, respectively, and would have increased 1.1%, 5.7% and 3.7% in Atlanta, Washington, D.C. and in total, respectively, for the twelve months ended December 31, 2005, compared the same period in the prior year.

Table 4
Computation of Debt Ratios
(In thousands)

	As of December 31,
	2005	2004
Total real estate assets per balance sheet	$1,899,381	$1,977,719
Plus:
Company share of real estate assets held in unconsolidated entities	39,800	43,425
Company share of accumulated depreciation — assets held in unconsolidated entities	2,922	3,399
Accumulated depreciation per balance sheet	516,954	498,367
Accumulated depreciation on assets held for sale	—	26,332

Total undepreciated real estate assets (A)	$2,459,057	$2,549,242

Total debt per balance sheet	$980,615	$1,129,478
Plus:
Company share of third party debt held in unconsolidated entities	23,450	29,214
Less:
Joint venture partners’ share of mortgage debt of the company	(3,879)	—

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,000,186	$1,158,692

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	40.7%	45.5%

Total debt per balance sheet	$980,615	$1,129,478
Plus:
Company share of third party debt held in unconsolidated entities	23,450	29,214
Preferred shares at liquidation value	95,000	95,000
Less:
Joint venture partners’ share of mortgage debt of the company	(3,879)	—

Total debt and preferred equity (adjusted for joint venture partner’s share of debt) (C)	$1,095,186	$1,253,692

Total debt and preferred equity as a % of undepreciated assets (adjusted for joint venture partners’ share of debt) (C÷A)	44.5%	49.2%

Table 5
Reconciliation of Forecasted Net Income (Loss) Per Common Share to
Forecasted Funds From Operations Per Common Share

	Three months ended		Twelve months ended
	March 31, 2006		December 31, 2006
	Low Range	High Range	Low Range	High Range
Forecasted net income (loss), per share	$(0.01)	$0.04	$1.10	$1.40
Forecasted real estate depreciation, per share	0.41	0.40	1.56	1.52
Forecasted gains on property sales, per share	—	—	(0.44)	(0.51)
Forecasted gains on condominium sales, net of provision for income taxes, per share	(0.01)	(0.02)	(0.48)	(0.57)
Forecasted incremental gains on condominium sales included in funds from operations, net of provision for income taxes, per share	0.01	0.02	0.11	0.17

Forecasted funds from operations, per share	$0.40	$0.44	$1.85	$2.01